Exhibit 99.2

CONSOLIDATED FIVE-YEAR REVIEW, RESTATED FOR DISCONTINUED OPERATIONS (unaudited)

	(millions of U.S. dollars except per share amounts)

	2000		1999		1998		1997		1996

Results of Operations

Revenues	$27,948		$19,628		$16,084		$13,857		$11,399

Research and development expense	3,633		2,724		2,318		2,079		1,745

Other income (expense) — net	809		209		169		(71)		62

Income tax provision	1,177		576		488		368		203

Net earnings (loss) from continuing operations	(2,995	)(1)	(257	)(2)	(593	)(3)	666	(4)	556

Net earnings (loss) from discontinued operations-net of tax	(475)		(94)		(689)		29		4

Basic earnings (loss) per common share

- from continuing operations	(1.01	)(1)	(0.10	)(2)	(0.26	)(3)	0.32	(4)	0.27

- from discontinued operations	(0.16)		(0.03)		(0.30)		0.01		–

Basic earnings (loss) per common share	(1.17)		(0.13)		(0.56)		0.33		0.27

Diluted earnings (loss) per common share

- from continuing operations	(1.01	)(1)	(0.10	)(2)	(0.26	)(3)	0.31	(4)	0.26

- from discontinued operations	(0.16)		(0.03)		(0.30)		0.01		–

Diluted earnings (loss) per common share	(1.17)		(0.13)		(0.56)		0.32		0.26

Dividends per common share	0.075		0.075		0.075		0.075		0.063

Financial Position at December 31

Total assets	$42,180		$24,007		$21,828		$12,250		$10,720

Long-term debt	1,623		1,426		1,529		1,635		1,558

Minority interest in subsidiary companies	770		654		700		703		464

Common shareholders’ equity	29,109		13,072		12,190		4,517		4,304

Book value per common share	9.40		4.75		4.60		2.18		2.07

(1)	Includes the following:

	– Acquisition Related Costs (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998)	$(5,962)

	– stock option compensation	$(134)

	– one-time gains	$856

	– one-time charges	$(269)

	– net tax impact on above	$14

(2)	Includes the following:

	– Acquisition Related Costs	$(2,075)

	– one-time gains	$264

	– one-time charges	$(174)

	– net tax impact on above	$222

(3)	Includes the following:

	– Acquisition Related Costs	$(1,809)

	– one-time gains	$441

	– one-time charges	$(353)

	– net tax impact on above	$66

(4)	Includes the following:

	– one-time gains	$102

	– one-time charges	$(95)

	– net tax impact on above	$(1)

All references to earnings (loss) per common share from continuing operations, earnings (loss) per common share from discontinued operations, and dividends per common share have been restated to reflect the impact of the 2000 and 1998 stock splits, and the 1999 stock dividend.